Subject to completion, dated November 1, 2000

PROSPECTUS SUPPLEMENT
(To prospectus dated July 21, 1999)

                                   $---------

                              Edison International
                          Floating Rate Notes due 200_


         Edison International will pay interest on the notes quarterly on February __, May __, August __ and November __, commencing on February __, 2001, through the maturity date of ____________, 200_. The annual interest rate on the notes for each quarterly interest period will be reset quarterly based on the three-month LIBOR rate plus 0.___%; however, under the limited circumstances set forth in this prospectus supplement, the interest rate on the notes for each quarterly interest period will be determined without reference to LIBOR.

         The notes may not be redeemed prior to maturity.

         The notes will be unsecured and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of Edison International. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.


                          Offering        Underwriting          Proceeds to
                          Price to        Discounts and           Edison
                         Investors         Commissions         International
                       --------------- -------------------- --------------------
   Per Note............            %                     %                    %
   Total...............    $              $                     $

         The public offering price set forth above does not include accrued interest. Interest on the notes will accrue from November __, 2000.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about November __, 2000.


                          Joint Book Running Managers
CHASE SECURITIES INC.                                           LEHMAN BROTHERS

                                   Co-Managers
BANC OF AMERICA SECURITIES LLC

                           CREDIT SUISSE FIRST BOSTON

                                                   SALOMON SMITH BARNEY

November _____, 2000

     The information in this prospectus supplement is not complete and may be changed. We may not deliver these securities until a final prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell notes and seeking offers to buy notes only in jurisdictions where offers and sales are permitted. The information contained herein is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes.

                                TABLE OF CONTENTS

                              Prospectus Supplement
                                                                            Page
About This Prospectus Supplement and Prospectus...........................   S-3
Edison International......................................................   S-3
Recent Developments.......................................................   S-3
Use of Proceeds...........................................................   S-8
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends..........   S-8
Description of the Notes..................................................   S-8
Underwriting..............................................................  S-13
Validity of the Notes.....................................................  S-14

                                   Prospectus

                                                                           Page
About this Prospectus.....................................................   3
Forward-Looking Statements................................................   3
Where You Can Find More Information.......................................   4
Edison International......................................................   5
The Trusts................................................................   6
Use of Proceeds...........................................................   7
Ratio of Edison International Earnings to Fixed
   Charges and Preferred Stock Dividends..................................   8
Description of Securities.................................................   8
Description of Debt Securities............................................   9
Description of Edison International's Common
   Stock and Preferred Stock..............................................  18
Description of Preferred Securities.......................................  22
Description of Preferred Securities Guarantees............................  28
Description of the Expense Agreements.....................................  30
Relationship Among Preferred Securities, Preferred Securities
   Guarantees and Subordinated Debt Securities Held By Each Trust.........  30
Experts ..................................................................  31
Validity of the Securities and the Preferred Securities Guarantees........  31
Plan of Distribution......................................................  31

                 ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS

         To fully understand the investment you are contemplating, you must consider this prospectus supplement and the accompanying prospectus, together with the detailed information incorporated into each of them by reference, including Edison International's financial statements and the accompanying notes.

         In this prospectus supplement and the accompanying prospectus, unless otherwise stated, the terms "we," "us" and "our" refer to Edison International.

                              EDISON INTERNATIONAL

         Edison International was incorporated on April 20, 1987, under the laws of the State of California for the purpose of becoming the parent holding company of Southern California Edison Company, a California public utility corporation. Edison International is a multinational corporation and a global leader in energy production and distribution and in energy and infrastructure finance. Edison International owns all of the issued and outstanding common stock of Southern California Edison Company and of the following subsidiaries engaged in nonutility businesses: Edison Mission Energy, Edison Capital, Mission Land Company and Edison Enterprises. Headquartered in Rosemead, California, Edison International has regional offices in New York, Washington D.C., Australia, Indonesia, the Philippines, Singapore, Italy, Spain, Turkey and the United Kingdom. The address of our principal executive offices is 2244 Walnut Grove Avenue, P.O. Box 999, Rosemead, California 91770. Our telephone number is
(626) 302-2222. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports and other documents that we have filed with the Securities and Exchange Commission are considered to be part of this prospectus supplement and the accompanying prospectus through incorporation by reference. You may read and obtain copies of these reports and other information to learn more about us. Under the heading "Where You Can Find More Information" in the accompanying prospectus we have described how you can do so.

                               RECENT DEVELOPMENTS

         Although the assets and net income of Edison International's nonutility subsidiaries, particularly Edison Mission Energy and Edison Capital, have grown substantially in recent years, the largest portion of Edison International's assets and net income (approximately 52% and 86%, respectively, at September 30, 2000) are still derived from Southern California Edison Company ("SCE"). SCE is a public utility company primarily engaged in providing electricity to its customers in central and southern California.

         The retail rates charged to customers by SCE, as well as various other aspects of its operations as a California public utility company, are regulated by the California Public Utilities Commission ("CPUC") and governed by California law. SCE's wholesale power transactions and related matters involving interstate commerce are regulated by the Federal Energy Regulatory Commission ("FERC") and governed by federal law. California is restructuring its electric utility industry under a statute unanimously adopted by the California legislature in 1996 (known as "AB 1890") and decisions of the CPUC. AB 1890 established a transition period during which rates paid by retail electricity consumers are frozen and investor-owned electric utility companies, including SCE, are authorized to recover certain generation-related assets and obligations (commonly referred to as "stranded costs"). A regulatory balancing account called the transition cost balancing account ("TCBA") has been created to record these costs.

         AB 1890 and the CPUC's implementing decisions authorize three sources of revenue from which SCE may recover its stranded costs during the transition period: (1) market revenues from sales of electricity produced by generation assets that SCE continues to own, (2) the proceeds from divestiture of SCE's generation assets, or the market valuation of generation assets that it retains, to the extent that the sale proceeds or market valuations exceed the book value of the assets and (3) revenues from retail electricity sales to SCE's customers to the extent that frozen rate levels exceed SCE's energy procurement costs (commonly referred to as "headroom"). AB 1890 further provides that the rate freeze will end on "the earlier of March 31, 2002, or the date on which the commission-authorized costs for utility generation-related assets have been fully recovered." The CPUC has ruled that the rate freeze will end when the balance in the TCBA is at zero or is overcollected and the CPUC has completed its review of applications for valuation of generation assets. The CPUC contemplated that its final approval could take place some time after the TCBA reaches zero or is overcollected, in which case the CPUC could make retroactive adjustments as though the rate freeze had ended at an earlier date.

         As a part of industry restructuring, SCE is required during the transition period to sell all of the electricity it generates to the California Power Exchange at prices determined by periodic public auctions. As noted above, the revenues received are used to recover stranded costs. SCE also is required to buy any electricity needed to serve its retail customers through the California Power Exchange and the California Independent System Operator. SCE's total procurement costs, along with its other authorized operating costs and charges are recorded in a regulatory asset account called the transition revenue account ("TRA"). SCE's total billed revenues from retail customers are also recorded in this account. As noted above, whenever SCE's revenues exceed its costs, it has headroom revenues which are used to recover stranded costs. On November 1, 2000, the FERC issued a proposed decision, discussed below, which, if implemented, would eliminate the requirement to buy and sell power only through the California Power Exchange and California Independent System Operator.

         SCE is experiencing adverse impacts from unusually high prices for energy and ancillary services procured through the California Power Exchange and the California Independent System Operator. Because of the high prices, SCE has received insufficient revenues from customers through current frozen rates to cover all costs of providing service during each month since May 2000. The amount by which the revenues are insufficient to cover costs is recorded as a negative balance in the TRA. The amount of undercollections recorded by SCE in its TRA was $2.358 billion as of September 30, 2000. Current published prices for future deliveries of wholesale electricity suggest that wholesale prices and other costs of providing service to customers will continue to exceed SCE's authorized rates for the foreseeable future, resulting in continued increases in the undercollected TRA balance.

         Past decisions of the CPUC, as discussed below, allow SCE to recover TRA undercollections only from any future positive revenues attributable to the account through the end of the statutory rate freeze period, as defined above. Based on current projections of future wholesale energy prices, SCE anticipates that it will be unable to recover its TRA undercollections before the end of the statutory rate freeze. Therefore, if the CPUC does not modify its past decisions and SCE is unable to obtain other regulatory or judicial relief, SCE likely will not be able to recover its TRA undercollections. That would result in charges against earnings as discussed below.

         In an October 1999 order, the CPUC interpreted and applied AB 1890 to prohibit SCE and other California electric utility companies from either recovering TRA undercollections after the end of the statutory rate freeze or offsetting those undercollections with overcollections of stranded costs in the TCBA. In March 2000, the CPUC denied a petition for rehearing of the October 1999 order. A subsequent petition for judicial review of the CPUC's decisions was denied by the California Court of Appeal, and an appeal is now pending before the California Supreme Court.

         On October 4, 2000, SCE filed with the CPUC an emergency petition for expedited modification of the CPUC's October 1999 and March 2000 decisions. In the emergency petition, SCE argued that: (1) modification of the prior decisions is justified by significant new facts, a material change in conditions, and a basic misconception of law by the CPUC; (2) the prior decisions violate federal law by preventing SCE from recovering costs incurred pursuant to tariffs and rate schedules filed with the FERC; and (3) the prior decisions seriously misinterpreted AB 1890. SCE's emergency petition requested that the CPUC modify its prior decisions to allow electric utility companies to carry over costs, excluding stranded costs, incurred during the statutory rate freeze period to the post-rate freeze period, and to recover those costs over a reasonable period of time. SCE also filed with the CPUC on October 5, 2000, an ex parte request for immediate suspension of the effectiveness of portions of the October 1999 and March 2000 CPUC decisions.

         On October 17, 2000, the assigned commissioner and the administrative law judge in the CPUC proceedings described above issued a joint ruling stating that they would consider the accounting mechanisms developed by the CPUC, including the TRA and TCBA. They scheduled a prehearing conference on October 27, 2000 to "develop a schedule for submitting testimony related to potential changes to the TCBA, the TRA, and the interaction of these accounting mechanisms, including, for example, such methods as applying generation revenues to offset operating losses, or transferring the TRA undercollection to the TCBA." In a statement accompanying the joint ruling, the President of the CPUC stated that "it is crucial to explore equitable solutions to this problem, including how the Commission should revise the accounting procedures and cost recovery mechanisms related to the Transition Cost Balancing Account and the Transition Revenue Account. These approaches might include, for example, whether the generating revenues that have been earned should be used to net out operating losses."

         On October 17, 2000, The Utility Reform Network ("TURN"), a customer advocacy group, petitioned the CPUC to modify, apparently retroactively, a 1998 CPUC decision in such a way as to require all TRA undercollections and overcollections to be transferred to the TCBA on a monthly basis. SCE believes that TURN's requested modifications likely would preclude SCE from recovering a substantial portion of its stranded costs and ongoing power procurement costs, which would require SCE and us to charge those costs to earnings in accordance with generally accepted accounting principles, as discussed below. SCE will oppose TURN's petition.

         On October 25, 2000, SCE filed a statement required by the October 17 joint ruling. The statement proposed that the CPUC take four key actions: (1) support market reform, including providing greater freedom for utilities to contract for longer term supplies of power, completing review of SCE's bilateral contract proposals, and urging other agencies to help rectify the market structure problems that have become apparent; (2) confirm that utility companies will be permitted to recover their reasonable procurement costs incurred on behalf of customers; (3) protect customers by implementing a post-freeze rate stabilization plan, including a modest near-term energy rate increase in the interest of avoiding a much larger rate increase in 2002 and thereafter; and (4) promptly decide whether the CPUC is going to permit the sale of the utilities' remaining generation assets. SCE also proposed a schedule leading to adoption of a new rate plan effective January 1, 2001. At the October 27, 2000 prehearing conference, the administrative law judge extended the date for responses to SCE's emergency motions to November 9, 2000, and set the same date for responses to the TURN petition. Parties were also given until the same date to file specific accounting proposals relating to the TRA undercollections. The administrative law judge stated that the scope of the proceeding is limited to changes in the applicable CPUC-authorized accounting mechanisms and is not intended to address before the end of this year the question of whether prior CPUC decisions should be modified to permit carryover of TRA undercollections past the end of the rate freeze. On November 1, 2000, the assigned commissioner issued a ruling confirming that this phase of the proceeding will explore interim accounting measures that the CPUC can adopt by year-end. The ruling also stated that the assigned commissioner will prepare an order instituting investigation for consideration at the CPUC's December 21, 2000 meeting, which "will allow the [CPUC] to consider alternative ways of handling the residual cash flow problems from large TRA undercollections that have not otherwise been resolved through accounting mechanisms."

         Neither we nor SCE can predict what actions the CPUC will finally take in the proceedings described above or their financial impact on us and SCE. However, actions that would require us to charge the TRA undercollections to earnings under generally accepted accounting principles, as discussed below, could have a material adverse effect on our financial condition and results of operations.

         SCE is continuing to work with the CPUC, the FERC, the California Electricity Oversight Board, the California Power Exchange, and the California Independent System Operator to fix the market problems that have resulted in the recent high prices for wholesale energy and ancillary services. On October 16, 2000, SCE filed a joint petition with Pacific Gas and Electric Company and TURN asking the FERC to (1) immediately find the California wholesale electricity market to be not workably competitive and the resulting prices to be unjust and unreasonable; (2) immediately impose a cap on the price for energy and ancillary services; and (3) institute further expedited proceedings regarding the market failure, mitigation of market power, structural solutions, and responsibility for refunds. Equitable solutions to the current market problems are essential to the long-term financial stability of SCE. The FERC has not adopted a schedule for acting on this petition.

         On November 1, 2000, the FERC issued a report and proposed order proposing remedies for California wholesale electric markets. The FERC found that there is clear evidence that the California market structure provides the opportunity for sellers to exercise market power and can result in unjust and unreasonable rates. However, the FERC also found that the record before them does not support refunds from power sellers for periods prior to October 2, 2000, but that subsequent rates would be subject to refund through December 31, 2002. The FERC described several immediate remedies and certain longer term structural reforms. The immediate remedies include: (1) the elimination of the buy/sell requirement (discussed above); (2) incentives to ensure that transactions occur outside of the California Independent System Operator's imbalance energy market; (3) establishment of an independent, non-stakeholder governing board for both the California Independent System Operator and California Power Exchange; and (4) establishment of generation interconnection procedures. The FERC also proposed modifying the auction procedures for the California Power Exchange and California Independent System Operator so that bids above $150 per megawatt hour cannot set the market clearing price. The FERC will take comments on the proposed order, and will issue a final order in 60 days.

         As of September 30, 2000, the book value of SCE's stranded assets to be recovered by the end of the rate freeze, less estimated credits from the market valuation or pending sale of remaining generation assets, and the book value of the TRA are as follows:

                                                                   (in millions)
    Unamortized nuclear investment - net........................    $    783
    Unamortized loss on sale of plant...........................          76
    Transition-related balancing accounts:
       Transition cost balancing account (TCBA).................        (159)
       Generation asset balancing account (GABA)................         510
       Coal and hydro balancing accounts........................        (807)
    Flow-through taxes..........................................         132
    Other regulatory assets.....................................          35
                                                                       -----
    Subtotal....................................................    $    570
    Book value of remaining generation plant....................         363
                                                                         ===
    Total stranded assets.......................................    $    933
    Less projected credits:
       Excess of market value over book for hydro assets........        (500)
       Market value of generating plants based on pending
              sale prices.......................................      (1,083)
                                                                       -----
    Net amount of stranded assets (overcollection)..............    $   (650)

    Transition revenue account (TRA) undercollection............    $  2,358

         The amounts in the above table are based on SCE's application of the ratemaking procedures previously approved by the CPUC for recording amounts in the TRA, the TCBA and related accounts, but the balances reflected here have not been approved by the CPUC. As discussed above, the CPUC may change the applicable ratemaking and accounting procedures, and could propose to make changes retroactively.

         There are many factors that affect SCE's ability to recover its stranded costs and its TRA undercollections. Based on the valuations of generating assets that have been filed with the CPUC, we believe it is probable that SCE will be able to recover its stranded costs that are recorded in the TCBA. We also believe it is probable that SCE will be able to recover its costs that are recorded as undercollections in the TRA. Recovery of SCE's TRA undercollections, however, depends on favorable regulatory actions as described above, as well as other factors such as weather conditions, market prices of gas and electricity, levels of sales, and economic conditions, about which there can be no certainty.

         Under Statement of Financial Accounting Standards (FAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" ("FAS No. 71"), the TRA undercollections can be recorded as a regulatory asset on the balance sheet rather than being charged to earnings if it is probable that these undercollections will be recoverable through the ratemaking process. At any time that all or a portion of the existing TRA undercollections are not deemed to be probable of recovery, the undercollections or a portion thereof must be charged against earnings. Thereafter, any further undercollections not probable of recovery also would be charged to earnings, and any overcollections would be recorded as earnings. Substantial earnings charges at SCE could adversely affect our financial condition and results of operations, as well as our ability to declare and pay dividends. We are reviewing on an ongoing basis the facts and circumstances relating to the TRA undercollections in light of FAS No. 71.

         On October 30, 2000, a class action lawsuit was filed in federal district court in California against SCE and us. The complaint alleges that the companies are engaging in securities fraud by over-reporting revenues and income and improperly accounting for the TRA undercollections. We believe that the complaint is mistaken in its description of the facts, its interpretation of applicable accounting principles and its application of the applicable laws.

         SCE's liquidity is being affected materially and adversely by the significant extent to which costs have exceeded revenues in recent months and are continuing to exceed current revenues, as well as by uncertainties about SCE's ability to recover these past and future undercollections. On October 10, 2000, the CPUC approved SCE's application to increase its authorized level of borrowing to finance regulatory balancing accounts from $700 million to $2 billion. The increase may be used only to finance the purchase of wholesale electric power for delivery to retail customers, which is the source of most of the TRA undercollections. SCE is arranging additional bank credit facilities to finance current and expected balancing account undercollections and other operating requirements. SCE recently obtained a commitment from lenders to provide a 364-day credit facility of up to $1 billion. The commitment is subject to documentation and other conditions, and we cannot give assurance that the facility actually will be obtained. The ability of SCE to meet its obligations as they come due will depend in significant part upon the willingness of regulatory bodies to allow SCE to recover in rates the costs discussed above.

         We cannot give assurance that SCE will be able to fully recover from ratepayers its uncollected TRA balance or that SCE will be able to reduce its exposure to high power purchase costs in the future.

         The matters discussed in the section are presented in more detail in our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and our Current Report on Form 8-K dated October 17, 2000, which are incorporated by reference into this prospectus supplement.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the notes for general corporate purposes, including investing in nonutility business activities and reducing short-term debt incurred to finance such investments.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The ratio of earnings to fixed charges and preferred stock dividends for the fiscal year ended December 31, 1999 and for the 12-month period ended September 30, 2000 was 1.85 and 1.76, respectively. The adjusted ratio of earnings to fixed charges and preferred stock dividends for the fiscal year ended December 31, 1999 and for the 12-month period ended September 30, 2000 was
1.97 and 1.83, respectively.

         SCE Funding LLC, a special purpose entity, of which Southern California Edison Company is the sole member, issued approximately $2.5 billion of rate reduction notes in December 1997. The adjusted ratio of earnings to fixed charges and preferred stock dividends for the fiscal year ended December 31, 1999, and for the 12-month period ended September 30, 2000, of 1.97 and 1.83, respectively, excludes the following effects of the rate reduction notes:


                                          Year Ended          12 Months Ended
                                       December 30, 1999     September 30, 2000
                                       -----------------     ------------------
                                                     (in millions)
 Income before interest expense.....       $ 132,359               $ 121,629
 Interest expense...................       $ 132,359               $ 121,629

         For further details concerning the rate reduction notes, you should refer to the information described in "Where You Can Find More Information" in the accompanying prospectus, and in particular, pages 54-55 of Edison International's 1999 Annual Report to Shareholders.

                            DESCRIPTION OF THE NOTES

         The following description of the specific terms of the notes supplements the general and more extensive description of debt securities, set forth in the accompanying prospectus under the heading "Description of Debt Securities."

Interest and Maturity

         The notes will be unsecured and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of Edison International. The notes will be limited initially to $__________ aggregate principal amount. Edison International may, without the consent of the holders of the notes, issue additional notes having the same interest rate and other terms as the notes. Any additional notes will, together with the existing notes, constitute a single series of notes under the indenture. No additional notes may be issued if any event of default has occurred with respect to the existing notes.

         Edison International will pay interest on the notes quarterly on February __, May __, August __ and November __, commencing on February __, 2001, through the maturity date of ____________, 200_. Interest will accrue from the issue date of November __, 2000, and will be paid to persons who are registered as holders of notes on the 15th calendar day before each interest payment date. If any scheduled interest payment date falls on a day that is not a business day, we will postpone the interest payment date to the next business day. If the maturity date of the notes falls on a day that is not a business day, we will make the required payment of principal and/or interest on the following business day. Additional interest will not accrue as a result of this delayed payment.

         The notes will bear interest for each quarterly Interest Period (as defined below) at an annual rate determined by the Calculation Agent (as defined below), subject to the maximum interest rate permitted by California or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR (as defined below) on the Interest Determination Date (as defined below) for such Interest Period plus 0.__%; provided, however, that under the limited circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Trustee (as defined below), if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the notes, Edison International and the Trustee.

         If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the notes as follows:

     (1) In the event no Reported Rate (as defined below) appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with Edison International) to provide a quotation of the rate (the "Rate Quotation") at which three month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that are representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0._%.

     (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with Edison International), for loans in Representative Amounts in U.S. dollars to leading European banks, having a term of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.__%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

         Upon the request of a holder of the notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

         The amount of interest for each day that the notes are outstanding, which we refer to as the "Daily Interest Amount," will be calculated by dividing the interest rate in effect for that day by 360 and multiplying that result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

         The notes may not be redeemed prior to their maturity. The notes will not be entitled to the benefits of any sinking fund.

         The notes will be issued under an indenture dated as of September 28, 1999, as amended and supplemented, between Edison International and Harris Trust and Savings Bank, as trustee. The Bank of New York has acquired all the trust business of Harris Trust and Savings Bank and is the successor trustee under the indenture (the "Trustee"). We filed a form of the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part. The descriptions of the indenture in this prospectus supplement and the accompanying prospectus are subject to the terms of the definitive indenture. The Bank of New York and certain of its affiliates act as trustees for pollution control bonds issued on behalf of SCE.

Interest Rate Adjustment

         Our current senior unsecured long-term debt rating (the "Rating") by Moody's Investors Service, Inc. ("Moody's") is A3 with a negative outlook, and our current Rating by Standard & Poor's Rating Service ("S&P") is A- with a negative outlook.

         The interest rate on the notes will be subject to adjustment until the maturity date. In the event of a downgrade in the Rating below A3 by Moody's or A- by S&P, the interest rate on the notes will be adjusted in accordance with the table below.

         If, prior to the maturity date, either Moody's or S&P changes our Rating subsequent to an adjustment in the interest rate as a result of a previous Rating change by Moody's or S&P, the interest rate on the notes will be re-adjusted in accordance with the table below.

         The notes will bear interest at an annual rate of LIBOR plus __% from the Closing Date until the first day of the first Interest Period following a downgrade below A3 by Moody's or A- by S&P.

         Beginning with the first day of the first Interest Period after a Rating change, the notes will bear interest at an adjusted interest rate. Subsequent interest rate adjustments (whether the adjustment is up or down) will also become effective on the first day of the first Interest Period after such Rating change.

         The adjusted annual interest rate for the notes will be the sum of (1) LIBOR, (2) ____% and (3) the sum of the Moody's and S&P adjustment amounts set forth below.

------------------ ----------------------- ----------------- ------------------
                     Moody's Adjustment                       S&P Adjustment
  Moody's Rating           Amount             S&P Rating           Amount
------------------ ----------------------- ----------------- ------------------
      A3                   0.000%                 A-               0.000%
------------------ ----------------------- ----------------- ------------------
     Baa1                  0.125%                BBB+              0.125%
------------------ ----------------------- ----------------- ------------------
     Baa2                  0.250%                BBB               0.250%
------------------ ----------------------- ----------------- ------------------
     Baa3                  0.375%                BBB-              0.375%
------------------ ----------------------- ----------------- ------------------
 Ba1 or lower              0.875%            BB+ or lower          0.875%
------------------ ----------------------- ----------------- ------------------

         Under the limited circumstances described under "Description of the Notes - Interest and Maturity," the interest rate will be determined without reference to LIBOR as provided therein.

Certain Definitions

         "Calculation Agent" means the Trustee, or its successor appointed by Edison International, acting as calculation agent.

         "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

         "Interest Period" means the period commencing on an interest payment date for the notes (or commencing on the issue date for the notes, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding interest payment date for the notes.

         "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the Interest Determination Date (the "Reported Rate").

         "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

         "Telerate Page 3750" means the display designated on page 3750 on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits or such other successor reporter of such rates as may be selected by the Calculation Agent and acceptable to Edison International).

Book-Entry Issuance

         The certificates representing the notes will be issued in fully registered form, without coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee in the form of a global certificate or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificate, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificate to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in the global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered owner or holder of the global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global certificate for all purposes under the indenture and the notes. No beneficial owner of an interest in the global certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

         Payments of the principal of and interest on the global certificate will be made to DTC or its nominee, as the case may be, as the registered owners thereof. Neither Edison International, the Trustee nor any affiliate thereof or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Edison International also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the global certificate in accordance with DTC's applicable procedures and the procedures set forth in the indenture.

         DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for such exchange as described below) only at the direction of one more participants to whose account the DTC interests in the global certificate is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global certificate for certificated notes, which it will distribute to its participants.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the notes represented by the global certificate among its respective participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Edison International nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for the global certificate and a successor depositary is not appointed by Edison International within 90 days, Edison International will issue certificated notes in exchange for the global certificate.

         Settlement for the notes will be made by the underwriters in immediately available funds. Edison International will make all payments of principal and interest in immediately available funds.

         Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the notes that are not certificated notes will trade in DTC's Same Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

         Edison International has obtained this information concerning DTC and DTC's book-entry system from sources that it believes to be reliable, but Edison International does not take any responsibility for its accuracy.

                                  UNDERWRITING

         Edison International has entered into an underwriting agreement with each of the underwriters named below, for whom Chase Securities Inc. and Lehman Brothers Inc. are acting as representatives. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase, and Edison International has agreed to sell to each of the underwriters, the principal amount of notes set forth opposite their respective names in the table below.

                                                                Principal
                                                             Amount of Notes
     Chase Securities Inc.................................      $
     Lehman Brothers Inc..................................
     Banc of America Securities LLC.......................
     Credit Suisse First Boston...........................
     Salomon Smith Barney Inc.............................   ________________
           Total..........................................      $

         The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

         The notes are new securities for which there is currently no market. The notes will not be listed on any national securities exchange. The underwriters have advised Edison International that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We cannot assure you that there will be liquidity in any trading market for the notes.

         If the underwriters over-allot by selling more notes than are set forth on the cover page of this prospectus supplement, and thereby create a short position in the notes, in connection with the offering, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security for the purpose of reducing a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

         Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

         We estimate that our total expenses of this offering, excluding underwriting discounts, will be $_____________.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         In the ordinary course of their respective businesses, the underwriters and their affiliates are currently engaged in, have engaged in, and may in the future engage in certain investment banking, commercial banking and/or general financing services for Edison International and its affiliates. Certain of the underwriters currently provide financial advisory services to Edison International and its affiliates. As described in "Use of Proceeds," a portion of the net proceeds from the sale of the notes may be used to repay short-term indebtedness, which includes short-term indebtedness under our commercial paper program for which certain of the underwriters serve as dealers.

                              VALIDITY OF THE NOTES

         The validity of the notes will be passed upon on behalf of Edison International by Kenneth S. Stewart, Assistant General Counsel of Edison International. Mr. Stewart is a salaried employee of Southern California Edison Company, a subsidiary of Edison International. As of September 30, 2000, Mr. Stewart had a direct or indirect interest in 58,603 shares of common stock of Edison International, including shares beneficially owned through Edison International's employee stock plan and dividend reinvestment plan and options awarded under Edison International's officer incentive plans. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

         PROSPECTUS



                                      LOGO

                                 $2,500,000,000

                              Edison International


          Debt Securities, Common Stock, Preferred Stock and Guarantees

                                   EIX Trust I
                                  EIX Trust II
                                  EIX Trust III

             Preferred Securities Guaranteed by Edison International

                               ------------------

     We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

     Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

         Edison International

     Edison International may offer and sell the following securities:

o    debt securities

o    common stock

o    preferred stock

o    guarantees of preferred securities

         The Trusts

     EIX Trust I, EIX Trust II and EIX Trust III may offer and sell preferred securities, guaranteed by Edison International.

                                    ---------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 21, 1999.

                                TABLE OF CONTENTS

                                                                           Page

About this Prospectus....................................................     3
Forward-Looking Statements...............................................     3
Where You can Find More Information......................................     4
Edison International.....................................................     5
The Trusts...............................................................     6
Use of Proceeds..........................................................     7
Ratio of Edison International Earnings to Fixed
   Charges and Preferred Stock Dividends.................................     8
Description of Securities..................................... ..........     8
Description of Debt Securities...........................................     9
Description of Edison Internationals Common Stock
   and Preferred Stock...................................................    18
Description of Preferred Securities......................................    22
Description of Preferred Securities Guarantees...........................    28
Description of Expense Agreements........................................    30
Relationship Among Preferred Securities, Preferred
   Securities Guarantees and Subordinated Debt
   Securities Held by Each Trust.........................................    30
Experts..................................................................    31
Validity of the Securities and the Preferred Securities Guarantees.......    31
Plan of Distribution.....................................................    31

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $2,500,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

     This prospectus does not contain separate financial statements for the trusts. Edison International files consolidated financial information with the SEC that includes each of the trusts. The trusts do not have any independent function other than to issue securities and to purchase subordinated debt securities from Edison International. We do not believe that additional financial information regarding the trusts would be useful to you.

     You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K, under the same or similar headings in our Quarterly Reports on Form 10-Q, and in our Current Reports on Form 8-K, incorporated by reference into this prospectus.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, our ability to achieve synergies and revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, foreign currency exchange rates and valuations, interest rates, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas and electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, the timing and success of business development efforts, new or increased environmental liabilities, the effects of Year 2000-related computer problems, and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                       WHERE YOU CAN FIND MORE INFORMATION

         Available Information

         Edison International files reports, proxy statements and other information with the SEC. Information filed with the SEC by Edison International can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

Public Reference Room     New York Regional Office     Chicago Regional Office
450 Fifth Street, N. W.     7 World Trade Center           Citicorp Center
       Room 1024                 Suite 1300            500 West Madison Street
Washington, D. C. 20549   New York, New York 10048            Suite 1400
                                                    Chicago, Illinois 60661-2551

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as Edison International, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Edison International's common stock is listed on the New York Stock Exchange (NYSE: EIX), and reports, proxy statements and other information concerning Edison International can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning Edison International can be inspected at its offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You also can obtain copies of some of the above reports and other information at the web site maintained by Edison International. The address of that web site is http://www.edison.com.

     This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or Edison International, as indicated below. Forms of the indentures, the trust agreements and other documents establishing the terms of the offered securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

         Incorporation by Reference

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Edison International.

 SEC Filings (File No. 1-9936)                             Period
 ----------------------------                              ------
 Annual Report on Form 10-K                     Year ended December 31, 1998

 Quarterly Report on Form 10-Q                  Quarter ended March 31, 1999

 Current Report on Form 8-K                     Filed April 5, 1999

 Current Report on Form 8-K                     Filed July 2, 1999

 Registration Statement on Form 8-A             Filed November 21, 1996

 The "Description of Registrant's Securities    Filed by SCEcorp (former name of
      to be registered on pages 4-5 of the      Edison International) on
      Registration Statement on Form 8-B        May 20, 1988

     We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

     Upon request, Edison International will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                              Edison International
                            2244 Walnut Grove Avenue
                                 (P.O. Box 999)
                           Rosemead, California 91770
                         Attention: Corporate Governance
                            Telephone: (626) 302-2662


                              EDISON INTERNATIONAL

     Edison International is a multinational corporation and a global leader in energy production and distribution, and in energy and infrastructure finance. Headquartered in Rosemead, California, Edison International has regional offices in New York, Washington, D.C., Australia, Indonesia, the Philippines, Singapore, Italy, Spain, Turkey and the United Kingdom. Edison International was incorporated on April 20, 1987, under the laws of the State of California for the purpose of becoming the parent holding company of Southern California Edison Company, a California public utility corporation. Edison International directly or indirectly owns all of the issued and outstanding common stock of Southern California Edison Company and of other subsidiaries engaged in nonutility businesses. Edison International's combined assets total nearly $27 billion.

     The regulated utility and the nonutility subsidiaries are:

o Southern California Edison, one of the nation's largest investor-owned electric utilities, serving approximately 11 million people within an approximate 50,000-square-mile area in central, coastal and Southern California. Based in Rosemead, California, the regulated utility is a recognized leader in cutting-edge research and technology and for providing reliable electrical service in its region for more than a century. The company has assets of approximately $17 billion.

o Edison Mission Energy, specializing in the development, acquisition, construction management and operation of global power production facilities. Based in Irvine, California, it is among the world's leading power producers with assets of nearly $7 billion and investments in approximately 58 projects currently operating in Australia, New Zealand, Spain, Turkey, the United Kingdom and the United States, and plants under construction in Australia, Indonesia, Italy, New Zealand, Thailand, and the United States (Puerto Rico). In total, these projects represent nearly 15,000 megawatts of generating capacity.

o Edison Capital, a provider of capital and financial services for global energy, infrastructure and affordable housing projects. Headquartered in Irvine, California, it has assets of nearly $2.5 billion. The company has investments in energy and infrastructure projects in the United States, Latin America, Australia, Europe, Asia and Africa and is one of the nation's leading investors in affordable housing developments eligible for tax credits.

o Mission Land Company, which is in the business of managing and selling real estate projects.

o Edison Enterprises, a provider of products and services for commercial, retail and utility markets. Based in San Dimas, California, it offers energy management services for business customers, electrical and appliance repair and home security services to residential consumers, and a wide range of services to utilities both in the U.S. and in Canada.

     Edison International is engaged in the business of holding, for investment, the stock of its subsidiaries. Edison International may, in the future, engage in other businesses. At year-end 1998, Southern California Edison Company had 13,177 full-time employees. Edison International had 20 full-time employees, Edison Mission Energy had 1,180 full-time employees, Edison Capital had 85 full-time employees, and Edison Enterprises had 3,888 full-time employees.

     The information above concerning Edison International and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning Edison International and its subsidiaries, you should refer to the information described in "Where You Can Find More Information."

     The principal executive offices of Edison International are located at 2244 Walnut Grove Avenue, Rosemead, California 91770, and its telephone number is
(626) 302-2222.

                                   THE TRUSTS

     Edison International created three Delaware business trusts pursuant to three trust agreements. The trusts are named EIX Trust I, EIX Trust II and EIX Trust III. Edison International will enter into an amended and restated trust agreement (a "Trust Agreement") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Trust Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

     Each trust will exist solely to:

o issue and sell its preferred securities (representing undivided beneficial interests in the assets of the trust) to the public;

o issue and sell its common securities (representing undivided beneficial interests in the assets of the trust) to Edison International;

o use the proceeds from the sale of its preferred and common securities to purchase a series of Edison International's subordinated debt securities;

o distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities; and

o engage in other activities that are necessary or incidental to these purposes.

     Edison International will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Edison International defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to such amounts payable on the preferred securities.

     The preferred securities will be guaranteed by Edison International as described later in this prospectus.

     Edison International has appointed five trustees to conduct each trust's business and affairs:

o    The Chase Manhattan Bank ("property trustee");

o    Chase Manhattan Bank Delaware ("Delaware trustee"); and

o    Three Edison International officers ("regular trustees").

     Except under certain limited circumstances, only Edison International can remove or replace the trustees. In addition, Edison International can increase or decrease the number of trustees.

     Edison International will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

     The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

     The principal offices of each trust will be located at 2244 Walnut Grove Avenue, Rosemead, California 91770, and the telephone number of each trust will be (626) 302-1930.

                                 USE OF PROCEEDS

     Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be:

o used by Edison International and/or its subsidiaries for general corporate purposes, including investing in nonutility business activities and reducing short-term debt incurred to provide interim financing for such purposes; and

o used by the respective trusts to purchase subordinated debt securities of Edison International.

           RATIO OF EDISON INTERNATIONAL EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of Edison International earnings to combined fixed charges and preferred stock dividends for Edison International for each of the five years in the five-year period ended December 31, 1998:

                                                                      Year Ended December 31,
                                                                      ----------------------
                                                            1994         1995       1996         1997       1998
                                                            ----         ----       ----         ----       ----

     Ration of Earnings to Combined Fixed Charges
        and Preferred Stock Dividends                       2.48         2.55       2.40         2.39       2.31
     Adjusted Ratio of Earnings to Combined Fixes
        Charges and Preferred Stock Dividends (1)            NA           NA         NA           NA        2.60

(1) The following effects of rate reduction notes are excluded from the adjusted ratios for 1997 and 1998:

                                                                  1997                1998
                                                                  ----                ----

     Income before interest expense                           $8,142,000            $149,486.00
     Income before interest expense                            8,142,000             149,486.00

     SCE Funding LLC, a special purpose entity, of which Southern California Edison Company is the sole member, issued approximately $2.5 billion of these notes in December 1997. For further details you should refer to the information described in "Where You Can Find More Information" in the Prospectus, particularly page 46 of Edison International's 1998 Annual Report to Shareholders.

                            DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

o the indenture between Edison International and Harris Trust and Savings Bank, as trustee, relating to the issuance of each series of senior debt securities by Edison International;

o the indenture ("subordinated indenture") between Edison International and The Chase Manhattan Bank, as trustee, relating to the issuance of each series of subordinated debt securities by Edison International;

o    the Trust Agreement of each trust; and

o the guarantee agreement between Edison International and The Chase Manhattan Bank, as trustee, relating to Edison International's guarantee of the preferred securities issued by each trust.

     Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The trustee under each indenture is referred to as the "indenture trustee." The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution.

                         DESCRIPTION OF DEBT SECURITIES

     The following description discusses the general terms and provisions of the debt securities that Edison International may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. Any subordinated debt securities issued by Edison International will be purchased by a trust and correspond to the series of preferred securities issued by the trust. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Edison International. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Edison International, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below.

     Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

     Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

         General

     We may issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     The debt securities will be unsecured obligations.

     Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of Edison International or in one or more officer's certificates of Edison International pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

(a)  the title of the debt securities;

(b)  any limit upon the principal amount of the debt securities;

(c) the date or dates on which principal will be payable or how to determine the dates;

(d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

(e) any obligation or option of Edison International to redeem, purchase or repay debt securities, or any option of the registered holder to require Edison International to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g)  any provision relating to deferral of interest payments;

(h) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

(i)  any other terms of the debt securities.

     (See Section 301.)

         Payment of Debt Securities--Interest

     Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

     However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a) We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed.

     (See Section 307.)

         Payment of Debt Securities--Principal

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

     In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

         Form; Transfers; Exchanges

     The debt securities will be issued

(a)  only in fully registered form;

(b)  without interest coupons; and

(c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

     You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed.
This is called an "exchange."

     You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

     In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

         Redemption

     We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

     Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

     We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

         Events of Default

     An "event of default" occurs with respect to debt securities of any series if:

(a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

(c) we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 25% of the principal amount of debt securities of the affected series;

(d) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(e)  any other event of default specified in the prospectus supplement occurs.

         (See Section 501.)

     No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

         Remedies

         Acceleration

     If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

         Rescission of Acceleration

     After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

(a)  we pay or deposit with the indenture trustee a sum sufficient to pay

     (1)  all overdue interest;

     (2) the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

     (3)  interest on overdue interest to the extent lawful;

     (4)  all amounts due to the indenture trustee under the indenture; and

(b) all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

         (See Section 502.)

     For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

         Control by Registered Holders; Limitations

     Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

(a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

(b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

     If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

(a) the registered holders' directions will not conflict with any law or the indenture; and

(b) the registered holders' directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

     The indenture trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

     In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless

(a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

(b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

(c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series.

     Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

     However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

         Notice of Default

     The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

     We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indenture. (See Section 1005.)

         Waiver of Default and of Compliance

     The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

     Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

         Consolidation, Merger and Conveyance of Assets as an Entirety;
                             No Financial Covenants

     Subject to the provisions described in the next paragraph, Edison International will preserve its corporate existence. (See Section 1004.)

     Edison International has agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(a) the entity formed by the consolidation or into which Edison International is merged, or the entity which acquires or which leases the property and assets of Edison International substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of the covenants of Edison International under the indenture, and

(b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

         (See Section 801.)

     The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

         Modification of Indenture

     Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)  to evidence the succession of another entity to Edison International; or

(b) to add one or more covenants of Edison International or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Edison International; or

(c) to add any additional events of default for all or any series of debt securities; or

(d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

(e)  to provide security for the debt securities of any series; or

(f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

(g)  to provide for the issuance of bearer securities; or

(h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

(i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

(j)  to change any place or places where

     (1)  we may pay principal, premium and interest,

     (2)  debt securities may be surrendered for transfer or exchange, or

     (3)  notices and demands to or upon Edison International may be served; or

(k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

         (See Section 901.)

     If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Edison International and the applicable indenture trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

     With Registered Holder Consent. We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby,

(a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

(c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

     A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

         Miscellaneous

     The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

     We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

         Defeasance and Covenant Defeasance

     The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

(a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

(b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as "covenant defeasance."

     One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

     The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

     Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

      Resignation and Removal of the Indenture Trustee; Deemed Resignation

     The indenture trustee may resign at any time by giving written notice to us.

     The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

     No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

     Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned.

     (Section 610).

         Subordination

     Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If Edison International's assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, Edison International's obligation to pay principal, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, or premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while Edison International is in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before it has paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

     Due to the subordination, if Edison International's assets are distributed upon insolvency, some or all of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated indenture.

     If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

         Conversion Rights

     The terms and conditions of any debt securities being offered that are convertible into common stock of Edison International will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

         Governing Law

     The subordinated indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, immunities and indemnities of the indenture trustee will be governed by the laws of the State of New York.

     The senior indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of California.

                      DESCRIPTION OF EDISON INTERNATIONAL'S
                        COMMON STOCK AND PREFERRED STOCK

     The following description of Edison International's common stock and preferred stock is only a summary and is qualified in its entirety by reference to the articles of incorporation and bylaws of Edison International. Therefore, you should read carefully the more detailed provisions of Edison International's Restated Articles of Incorporation, Edison International's Amended Bylaws, and Edison International's Rights Agreement, dated November 21, 1996, between Edison International and Harris Trust Company of California, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

         General

     The authorized capital stock of Edison International consists of (1) 800,000,000 shares of Edison International common stock, without par value, and
(2) 50,000,000 shares of preferred stock, without par value. As of March 31, 1999, there were issued and outstanding 347,207,697 shares of Edison International common stock and no shares of Edison International preferred stock. No other classes of capital stock are authorized under the Edison International articles of incorporation. The issued and outstanding shares of Edison International common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

         Edison International Common Stock

     The holders of Edison International common stock are entitled to receive such dividends as the Edison International board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Edison International preferred stock. Except as otherwise provided by law, each holder of Edison International common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of Edison International preferred stock.

     In the event of any liquidation, dissolution or winding up of Edison International, whether voluntary or involuntary, the holders of shares of Edison International common stock, subject to any rights of the holders of outstanding shares of Edison International preferred stock, are entitled to receive any remaining assets of Edison International after the discharge of its liabilities.

     Holders of Edison International common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Edison International common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

     Each outstanding share of Edison International common stock is accompanied by a right to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, without par value, of Edison International at a price of $55.00 per right, subject to certain anti-dilution adjustments. The Edison International board of directors has reserved 3,000,000 shares of such Series A preferred stock for issuance upon exercise of the rights, as more fully discussed below under the heading "--Description of Preferred Share Purchase Rights."

     The registrar and transfer agent for the Edison International common stock is Southern California Edison Company.

         Preferred Stock

     The Edison International board of directors is authorized, pursuant to the Edison International articles of incorporation, to issue up to 50,000,000 shares of Edison International preferred stock in one or more series and to fix the number of shares of any series of preferred stock, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. As of March 31, 1999, there were no shares of Edison International preferred stock outstanding. However, the Edison International board of directors has reserved 3,000,000 shares of Series A preferred stock for issuance in connection with rights issued under the Edison International rights agreement.

     Prior to the issuance of shares of each series of preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California (other than the Series A preferred stock, for which those actions have been taken previously). The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

(a)  the title and stated value of the preferred stock;

(b)  voting rights, if any, of the preferred stock;

(c)  any rights and terms of redemption (including sinking fund provisions);

(d) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

(e) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

(f) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

(g) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

(h)  the provision for redemption, if applicable, of the preferred stock;

(i)  the provisions for a sinking fund, if any, for the preferred stock;

(j)  liquidation preferences;

(k) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(l) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

     In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

(a) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(b) the procedures for auction and remarketing, if any, for the preferred stock;

(c)  any listing of the preferred stock on any securities exchange; and

(d) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

         Rank

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

(a) senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

(b) on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

(c) junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

         Description of Preferred Share Purchase Rights

     On November 21, 1996, the Edison International board of directors adopted a preferred share purchase rights plan providing that one preferred share purchase right will attach to each share of Edison International common stock. The description and terms of the rights are set forth in a rights agreement, dated as of November 21, 1996, by and between Edison International and Harris Trust Company of California, as rights agent. The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all Edison International shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire Edison International on terms not approved by the Edison International board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination. The rights will expire on November 21, 2006. Until a right is exercised, the holder of the right will have no rights as a shareholder of Edison International beyond those rights afforded to existing shareholders, including the right to vote or to receive dividends.

     The rights are designed to assure that all of Edison International's shareholders receive fair and equal treatment in the event of any proposed takeover of Edison International and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of Edison International without a control premium paid to all shareholders. Any time prior to the first date that a person or group has become an "acquiring person" as defined in the rights agreement, the rights should not interfere with any merger or other business combination as long as it is approved by the Edison International board of directors.

         Anti-Takeover Provisions

     The Edison International articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Edison International stock or delaying or preventing a change in control of Edison International. The material provisions which may have such an effect are:

(a) a provision permitting the Edison International board of directors to amend or repeal the Edison International bylaws, except that provisions of the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board of directors or vice versa may only be adopted by approval of outstanding shares;

(b) authorization for the Edison International board of directors to issue Edison International preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters); and

(c) a provision requiring the approval of holders of at least 80% of the outstanding voting shares of Edison International for such acquisition or change of control unless either a majority of the disinterested directors of the Edison International board of directors approves such acquisition or change of control or the consideration received in connection with such acquisition or change of control equals at least the fair market value of the capital stock of Edison International.

     Some acquisitions of Edison International's outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various federal, state and foreign regulatory authorities.

                       DESCRIPTION OF PREFERRED SECURITIES

         General

     Each Trust Agreement authorizes the regular trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Edison International. The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

     Under each preferred securities guarantee, Edison International will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of Preferred Securities Guarantees."

     The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Edison International under the series of subordinated debt securities held by the trust. If Edison International fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

     Each preferred securities guarantee, when taken together with Edison International's obligations under the related series of subordinated debt securities, the subordinated indenture, the related Trust Agreement and the related expense agreement (as described below), will provide a full and unconditional guarantee by Edison International of amounts due on the preferred securities issued by a trust.

     Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

     Each series of preferred securities will have the terms, including those regarding distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions, as described in the relevant Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

     The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

(a)  the name of the preferred securities;

(b)  the dollar amount and number of securities issued;

(c)  any provision relating to deferral of distribution payments;

(d) the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

(e)  the date from which distributions will be cumulative;

(f) the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities will be purchased or redeemed, in whole or in part;

(g) the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

(h)  the voting rights, if any, of holders of the preferred securities;

(i)  any securities exchange on which the preferred securities will be listed;

(j) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

(k) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

     Each prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

         Liquidation Distribution Upon Dissolution

     Unless otherwise specified in an applicable prospectus supplement, each Trust Agreement states that the related trust shall be dissolved:

(a)  on the expiration of the term of the trust;

(b)  upon the bankruptcy, dissolution or liquidation of Edison International;

(c) upon direction by Edison International to the property trustee to dissolve the trust and distribute the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

(d) upon the redemption of all of the common and preferred securities of the trust in connection with the redemption of all of the related subordinated debt securities; or

(e)  upon entry of a court order for the dissolution of the trust.

     Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described in (a), (b), (c) or (e) above, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

(a) the related subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

(b) if such a distribution of related subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

     If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the related subordinated indenture has occurred and is continuing, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

         Events of Default

     An "event of default" under the Trust Agreement (a "Trust Agreement event of default") occurs if: (a) an event of default under the subordinated indenture relating to a series of subordinated debt securities occurs or (b) any other event of default specified in the prospectus supplement occurs. See "Description of Debt Securities--Events of Default."

     Edison International and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Trust Agreement.

     If an event of default occurs under the subordinated indenture, and the indenture trustee and the holders of not less than 25% in principal amount of the related subordinated debt securities outstanding fail to declare the principal of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the applicable trust will have the right to declare such principal immediately due and payable, by providing notice to Edison International and the indenture trustee.

     If Edison International fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities may directly sue Edison International to collect its pro rata share of payments owed.

         Consolidation, Merger or Amalgamation of the Trusts

     A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body ("Merger Event"), except as described below or as described in "Liquidation Distribution Upon Dissolution." A trust may, with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to another trust, if:

(a)  the successor entity either

     (1) expressly assumes all of the obligations of the trust relating to its preferred securities; or

     (2) substitutes for the trust's preferred securities other securities having substantially the same terms as the preferred securities ("successor securities"), so long as the successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

(b) Edison International expressly appoints a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

(c) the preferred securities are listed or traded, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

(d) the Merger Event does not cause the preferred securities or any successor securities to be downgraded by any national rating agency;

(e) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material way;

(f) the successor entity has a purpose substantially identical to that of the trust;

(g) prior to the Merger Event, Edison International has received an opinion of counsel from a nationally recognized law firm stating that:

     (1) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust's preferred securities or any successor securities in any material way; and

     (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

(h) Edison International owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided under the applicable preferred securities guarantee.

     In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

         Voting Rights; Amendment of Trust Agreement

     Unless otherwise specified in an applicable prospectus supplement, the holders of preferred securities will have no voting rights except as discussed below and under "--Consolidation, Merger or Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Trust Agreement for the trust.

     If any proposed amendment to the Trust Agreement of a trust provides for, or the regular trustees of the trust otherwise propose to effect:

(a) any action that would adversely affect the powers, preferences or special rights of the trust's preferred securities in any material respect, whether by way of amendment to the Trust Agreement or otherwise; or

(b) the dissolution, winding-up or termination of the trust other than pursuant to the terms of its Trust Agreement,

         then the holders of the trust's preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities.

     The Trust Agreement of a trust may be amended from time to time by Edison International and the property trustee and the regular trustees of the trust, without the consent of the holders of preferred securities of the trust, to:

(a) cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the Trust Agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of preferred securities of the trust in any material respect; or

(b) modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

     Except a provided in the next paragraph, other amendments to the Trust Agreement of a trust may be made by Edison International and the trustees of the trust upon:

(a) approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the trust; and

(b) receipt by the trustees of an opinion of counsel to the effect that such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from the Investment Company Act.

     Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the Trust Agreement of the trust may not be amended to:

(a) change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of such securities as of a specified date; or

(b) restrict the right of a holder of any such securities to institute suit for the enforcement of any such payment on or after such date.

     In addition, no amendment may be made to a Trust Agreement if the amendment would:

(a) cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

(b) cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act; or

(c) impose any additional obligation on Edison International, the property trustee or the Delaware trustee without its consent.

     Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of the trust may not:

(a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for the subordinated debt securities held by the trust or executing any trust or power conferred on the property trustee with respect to such securities;

(b)  waive any default that is waivable under the subordinated indenture;

(c) cancel an acceleration of the principal of the subordinated debt securities; or

(d) consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where such consent is required.

         However, if a consent under the subordinated indenture requires the consent of each affected holder of subordinated debt securities, then the property trustee must obtain the prior consent of each holder of preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that the action will not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

     The property trustee of a trust will notify all preferred securities holders of the trust of any notice of default received from the indenture trustee with respect to the subordinated debt securities held by the trust.

         Removal and Replacement of Trustees

     The holder of a trust's common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustees of the trust. If such an event of default has occurred and is continuing, only the holders of a trust's preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement for the trust.

         Information Concerning the Property Trustees

     For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of a default under the applicable Trust Agreement, undertakes to perform only the duties as are specifically set forth in the applicable Trust Agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Trust Agreement at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which the holders of preferred securities are entitled to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

     The property trustee for each of the trusts is the same entity and will also serve as the indenture trustee under each of the indentures and the guarantee trustee under each of the guarantee agreements. Edison International and certain of its subsidiaries maintain deposit accounts and banking relationships with the property trustee.

         Miscellaneous

     The trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

(a) it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

(b) it will be classified as a grantor trust for United States federal income tax purposes; and

(c) the subordinated debt securities held by it will be treated as indebtedness of Edison International for United States federal income tax purposes.

     Edison International and the trustees of each trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Trust Agreement) that Edison International and the trustees of the trust determine to be necessary or desirable for such purposes.

     Registered holders of preferred securities have no preemptive or similar rights.

     A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

         Governing Law

     Each Trust Agreement and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

         General

     Edison International will execute a guarantee agreement (a "preferred securities guarantee"), for the benefit of the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee ("guarantee trustee") under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act.

     The guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

     Edison International will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust ("preferred securities guarantee payments"), will be covered by the applicable preferred securities guarantee:

(a) any accumulated and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

(b) the redemption price, to the extent that the trust has funds available to make the payment; and

(c) upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities), the lesser of:

     (1) the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

     (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

     Edison International's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

         Status of the Preferred Securities Guarantees

     Each preferred securities guarantee will constitute an unsecured obligation of Edison International and will rank:

(a) subordinate and junior in right of payment to all of Edison International's other liabilities except those that rank equally or are subordinate by their terms; and

(b) equal with any other preferred securities guarantee now or hereafter issued by Edison International on behalf of the holders of preferred securities issued by any other trust.

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Edison International, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not otherwise paid or upon distribution to the applicable preferred securities holders of the related subordinated debt securities pursuant to the applicable Trust Agreement.

         Amendments and Assignment

     Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities. A description of the way to obtain any approval appears under "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreements." All guarantees and agreements contained in a preferred securities guarantee will be binding on Edison International's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

         Events of Default

     An event of default under a preferred securities guarantee occurs if Edison International fails to make any of its required payments or fails to perform any of its other obligations (and such failure continues for 30 days) under the preferred securities guarantee.

     The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

         Information Concerning Guarantee Trustees

     The guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

         Termination of the Preferred Securities Guarantees

     Each preferred securities guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the related subordinated debt securities to the holders of the preferred securities in accordance with the applicable Trust Agreement. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

         Governing Law

     The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, immunities and indemnities of the guarantee trustee shall be governed by the laws of the State of New York.

                        DESCRIPTION OF EXPENSE AGREEMENTS

     Edison International will execute an expense agreement at the same time that a trust issues preferred securities. Under the expense agreement, Edison International will irrevocably and unconditionally guarantee to each creditor of the trust, the full amount of the trust's costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement.

     Edison International's obligations under the expense agreement will be subordinated in right of payment to the same extent as the preferred securities guarantee. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantee.

          RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED SECURITIES GUARANTEES AND SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

     Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Edison International to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by Edison International in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Edison International's obligations under the applicable preferred securities guarantee, Trust Agreement, subordinated indenture and subordinated debt securities and expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

     As long as Edison International makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

(a) the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

(b) the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

(c) Edison International has agreed to pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities; and

(d) each Trust Agreement provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     If and to the extent that Edison International does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, a holder of preferred securities of the trust will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue Edison International or seek other remedies to collect its pro rata share of payments owed. If a holder sues Edison International to collect payment, then Edison International will assume the holder's rights as a holder of preferred securities under the trust's Trust Agreement to the extent Edison International makes a payment to the holder in any legal action.

     A holder of any preferred security may sue Edison International, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable guarantee trustee, the trust which issued the preferred security or any other person or entity.

                                     EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this prospectus and the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

       VALIDITY OF THE SECURITIES AND THE PREFERRED SECURITIES GUARANTEES

     Kenneth S. Stewart, Assistant General Counsel of Edison International, will pass upon the validity of the debt securities, the common and preferred stock and the preferred securities guarantees for Edison International. Richards, Layton & Finger, P.A. will pass upon certain matters of Delaware law relating to the validity of the preferred securities for Edison International and the trusts.

                              PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus from time to time in one or more transactions

(a)  to purchasers directly;

(b)  to underwriters for public offering and sale by them;

(c)  through agents;

(d)  through dealers; or

(e)  through a combination of any of the foregoing methods of sale.

     We may distribute the securities from time to time in one or more transactions at:

(a)  a fixed price or prices, which may be changed;

(b)  market prices prevailing at the time of sale;

(c)  prices related to such prevailing market prices; or

(d)  negotiated prices.

         Direct Sales

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

         To Underwriters

     The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

     Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

         Through Agents and Dealers

     We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         Delayed Delivery Contracts

     If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

     The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

         General Information

     Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

     Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

                              Edison International



                                $----------------

                          FLOATING RATE NOTES DUE 200_


                              --------------------

                              PROSPECTUS SUPPLEMENT

                                NOVEMBER __, 2000
                              --------------------





                           Joint Book Running Managers

CHASE SECURITIES INC.                                        LEHMAN BROTHERS

                                   Co-Managers

                         BANC OF AMERICA SECURITIES LLC

                           CREDIT SUISSE FIRST BOSTON

                              SALOMON SMITH BARNEY